UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 16, 2023

Shockwave Medical, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-38829	27-0494101
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
5403 Betsy Ross Drive
Santa Clara, California 95054
(Address of Principal Executive Offices) (Zip Code)
(510) 279-4262
(Registrant's telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	SWAV	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 16, 2023, the Board of Directors (the “Board”) of Shockwave Medical, Inc. (the “Company”), upon the recommendation of the Board’s Nominating and ESG Committee, appointed Mr. Kevin J. Ballinger as a Class II member of the Board, effective May 16, 2023, to fill a vacancy on the Board resulting from an increase in the number of directors constituting the Board, and to serve until the earliest to occur of the Company’s 2024 Annual Meeting of Stockholders and until his successor is duly elected and qualified, or until his earlier death, resignation, disqualification or removal. Mr. Ballinger will serve on the Nominating and ESG Committee and the Compensation Committee of the Board. Additionally, effective May 16, 2023, Antoine Papiernik, a Class II member of the Board, stepped down as a member of the Compensation Committee of the Board and was appointed by the Board as a member of the Audit Committee of the Board.

Since July 2020, Mr. Ballinger has been President of Aldevron, LLC (“Aldevron”), a privately held genomics company that was acquired by Danaher Corporation (“Danaher”) in August 2021. He also served as a member of Aldevron’s board of directors from July 2020 until the acquisition by Danaher. Prior to joining Aldevron, he spent 25 years at Boston Scientific Corporation (“Boston Scientific”), a publicly traded global company focused on a variety of interventional medical specialties. During his last nine years at Boston Scientific, Mr. Ballinger served as Executive Vice President and Global President of the Interventional Cardiology division. Mr. Ballinger has served on the board of directors of Silk Road Medical, Inc., a medical device company, since December 2020. Mr. Ballinger earned his B.S. in Mechanical Engineering from Michigan Technological University, and his M.B.A. from the University of Minnesota’s Carlson School of Management. Mr. Ballinger’s healthcare industry experience provides him with the qualifications and skills to serve on the Board.

Mr. Ballinger will receive compensation in accordance with the Company’s standard compensatory arrangement for non-employee directors currently in effect which provides for (i) a cash payment for service as a member of the Board, Compensation Committee and Nominating and ESG Committee at an annual rate of $50,000, $7,500 and $5,000, respectively, and (ii) the grant of an initial equity award upon appointment to the Board in the form of a restricted stock unit (“RSU”) with a value of $277,500, based on the grant date closing price of the Company’s common stock, par value $0.001 per share (the “Common Stock”), and the grant of an annual RSU to each non-employee director continuing in service as of the date of the Company’s annual meeting of stockholders in the form of a RSU with a value of $215,000, based on the grant date closing price of the Common Stock.

Mr. Ballinger and the Company have entered into the Company’s standard indemnification agreement for directors and executive officers, the form of which was filed as Exhibit 10.8 to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2023. There are no other material plans, contracts or arrangements in which Mr. Ballinger will participate in connection with his appointment. There are no arrangements or understandings between Mr. Ballinger and any other person pursuant to which Mr. Ballinger was selected as a director. Mr. Ballinger has not been involved in any related person transactions with the Company that would require disclosure under Item 404(a) of Regulation S-K.

On May 17, 2023, the Company issued a press release announcing the appointment of Mr. Ballinger to the Board. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Description

99.1	Press Release issued by Shockwave Medical, Inc., dated May 17, 2023.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Shockwave Medical, Inc.

Date: May 17, 2023	By:	/s/ Daniel K. Puckett
Daniel K. Puckett
Chief Financial Officer